CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Platinum Group Metals Ltd. (the “Company”) of our auditor’s report dated November 29, 2018 relating to the consolidated statements of financial position of the Company as at August 31, 2018 and 2017, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years ended August 31, 2018, 2017 and 2016, which appears in the Company’s Annual Report on Form 20-F for the year ended August 31, 2018.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PriceWaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia
June 5, 2019